Exhibit 2

Dated the 29th day of April 2005

BEIJING HOLDINGS LIMITED

and

POLYWISE INVESTMENT MANAGEMENT LIMITED

SALE & PURCHASE AGREEMENT
relating to Shares in the capital of
Tramford International Limited

THIS AGREEMENT is made on the 29th day of April 2005

BETWEEN

(1)	BEIJING HOLDINGS LIMITED, a company incorporated in Hong Kong whose registered office and principal place of business is at 34th Floor, West Tower, Shun Tak Centre, 200 Connaught Road Central, Hong Kong (the “Vendor”); and

(2)	POLYWISE INVESTMENT MANAGEMENT LIMITED, a company incorporated in HONG KONG having its registered office at Room 1305, 13/F, Taitung Building, 8 Fleming Rd., Wanchai, Hong Kong (the “Purchaser”)

WHEREAS:

(A)	Tramford International Limited, is a company incorporated in the British Virgin Islands whose registered office is at P.O. Box 71, Craigmuir Chambers, Road Tow, Tortola, British Virgin Islands and whose principal place of business is at 34th Floor, West Tower, Shun Tak Centre, 200 Connaught Road Central, Hong Kong (the “Company”). All the issued Shares of the Company are listed on the NASDAQ stock exchange.

(B)	The Vendor is the beneficial owner of Sale Shares as at the date hereof.

(C)	The Vendor has agreed to offer for sale and the Purchaser has agreed to purchase the Sale Shares on the terms and conditions set out in this Agreement.

THE PARTIES AGREE THAT:

1.	Definitions and Interpretation

(A)	Definitions

In this Agreement (including the Recitals above), the following expressions shall, unless the context requires otherwise, have the following meanings:

“Agreement”	this placing agreement as amended or varied from time to time by an agreement in writing duly executed by the Parties;

“Business Day”	any day (excluding a Saturday) on which banks generally are open for business in Hong Kong;

“DTC”	Depository Trust Company, a subsidiary of Depository Trust Clearing Corporation in the US;

“Group”	the Company and its subsidiaries;

“HK$”	Hong Kong dollars;

“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China;

“Parties”	the named parties to this Agreement and their respective successors and permitted assigns;

“Sale”	the offer by way of private placing of the Sale Shares by the Vendor on the terms and conditions set out in this Agreement;

“Sale Completion”	completion of the Sale in accordance with Clause 3(A);

“Sale Completion Date ”	the date on which the Sale Completion shall take place, being 10 business days following the signing hereof (or such other date as may be agreed in writing between the Parties);

“Sale Price”	US$2.1514 per Sale Share;

“Sale Shares”	the 200,000 existing Shares owned by the Vendor to be placed to the Purchaser (and/or such other persons as the Purchaser may direct) in accordance with Clause 4(A);

“PRC”	the People’s Republic of China excluding Taiwan, Hong Kong and the Macao Special Administrative Region for the purpose of this Agreement;

“Shares”	ordinary shares of US$0.01 each in the capital of the Company;

“US”	the United States of America; and

“US$”	United States dollars.

(B)	Construction and Certain References

(i)	References in this Agreement to persons include references to bodies corporate and references to the singular include references to the plural and vice versa.

(ii)	References to Recitals and Clauses are to the recitals and clauses of this Agreement, a reference to a sub-clause is to the relative numbered sub-clause in the Clause in which the reference appears and a reference to a paragraph is to the relative numbered paragraph of the sub-clause in which the reference appears.

(iii)	In this Agreement, (save as otherwise expressly stated herein) references to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended, extended or re-enacted.

(iv)	All references in this Agreement in relation to any time, date or period shall mean Hong Kong time.

(C)	Headings

Headings are for convenience only and shall not affect the interpretation of this Agreement.

2.	The Sale of Shares

Subject to the terms of this Agreement, the Vendor shall sell as beneficial owner (and the Vendor shall cause its nominee to transfer the legal ownership of the Sale Shares held by it as a nominee on trust in favor of the Vendor) and the Purchaser in reliance on the Warranties herein contained shall purchase the Sale Shares free from all liens, charges and encumbrances and together with all rights now or hereafter attaching thereto including all dividends and distributions declared, made or paid on or after the date of this Agreement.

3.	Completion of Sale

(A)	Completion shall take place on the Sale Completion Date before 5:00 p.m. at such time as the Parties may agree.

(B)	To the extent physical delivery or document exchange is required, Sale Completion under sub-clause (A) above shall take place at the office of the Vendor at 34th Floor, West Tower, Shun Tak Centre, 168-200, Connaught Road, Central, Hong Kong or such other venue as the Parties may agree.

4.	Obligations of the Parties

(A)	Vendor’s Obligations

Subject to the performance by the Vendor of its obligations under sub-clause (B) below, on Sale Completion, the delivery obligations of the Vendor in respect of title to the Placing Shares shall be settled by book entry through the settlement service facilities operated in the US by DTC, under which the Vendor shall give or procure its designated transfer agent to give an irrevocable delivery instruction to effect a book-entry settlement of the Shares to be transferred by the Vendor to the Purchaser or its designated DTC participant (participant no. 908, Bank Name: Citibank N.A., New York, Agent No. 27603, Institutional No. 64113) at Sale Completion in accordance with the applicable rules, regulations and procedures of DTC to the credit of the stock accounts of KGI Asia Limited A/C Client (account number: 10000399268) and in such a case, no certificate for Sale Shares will be delivered to the Purchaser upon Sale Completion; and the Vendor shall deliver to, or procure the delivery to, the Purchaser or as it may direct, evidence of the giving of the irrevocable delivery instruction mentioned above.

(B)	The Purchaser’s Obligations

(i)	Against compliance by the Vendor with its obligations pursuant to Clause 4(A), on the Sale Completion Date, the Purchaser shall make or procure the making of payment in US dollars for value of the aggregate Sale Price, of the total number of the Sale Shares to the Vendor’s nominated receiving agent, and the Vendor agrees that the payment thereof shall constitute a complete discharge of the Purchaser’s payment obligations in respect of the Placing Shares; and

(ii)	(if applicable) the Purchaser shall as soon as reasonably practicable after the Sale Completion, arrange for payment of any stamp duty and prescribed fees for the transfer of the Sale Shares.

5.	Further Undertakings

(A)	Vendor’s Undertakings

In consideration of the Purchaser entering into this Agreement and agreeing to perform its obligations hereunder, the Vendor hereby undertakes to the Purchaser to do or procure the following:

(i)	to provide the Purchaser, at its request, with all such information known to it or which on reasonable enquiry ought to be known to it and relating to the Vendor and/or Group as may be reasonably required by the Purchaser in connection with the transactions contemplated or arising under this Agreement for the purposes of, without limitation, complying with all requirements of applicable law (including any due diligence defences) or of the rules and regulations of the NASDAQ stock exchange or any applicable regulatory bodies;

(ii)	save for any issue by the Company of new Shares or convertible securities for new Shares at a subscription price or conversion/exercise price of not less than US$3.50 per Share, the Company shall not, during the period from the Sale Completion Date to 31 December 2005, issue or to enter into any agreement or arrangement to issue any new Shares or to issue any other securities convertible into Shares which would have the effect of diluting the shareholding of the Purchaser except with the prior written consent of the Purchaser (such consent not be unreasonably withheld or delayed);

(iii)	as soon as practicable after the date hereof and in any event before the Sale Completion, the Vendor shall arrange and complete a deposit of all the Sale Shares with DTC for the effecting Sale Completion through the DTC settlement service facilities; and

(B)	Purchaser’s Undertakings

The Purchaser hereby undertakes to the Vendor to submit to the applicable regulatory authorities as and when it is required to do so, such information which it may have regarding the Purchaser and the Purchaser as the applicable regulatory authorities may require.

6.	Warranties and Indemnity

(A)	Warranties, Representations and Undertakings

The Vendor hereby warrants, represents and undertakes to the Purchaser (and the Vendor acknowledges that the Purchaser has been induced to enter into this Agreement and to agree to procure purchaser(s) for the Sale Shares on the basis of such warranties, representations and undertakings) as follows:

(i)	the Sale Shares are duly allotted and fully paid up, and the Vendor is the beneficial owner of the Sale Shares, and it has the authority, power and capacity to enter into this Agreement and to sell the Sale Shares pursuant to this Agreement;

(ii)	this Agreement constitutes and the other documents to be executed by the Vendor which are to be delivered at Sale Completion will, when executed, constitute valid, legal, binding and enforceable obligations of the Vendor in accordance with their respective terms;

(iii)	the execution and delivery of, and the performance by the Vendor of its obligations under, this Agreement do not and will not:

(a)	result in a breach of any provision of its memorandum of association and bye-laws or articles of association (as the case may be) of the Vendor and/or any member of the Group;

(b)	result in a breach of, or constitute a default under, any agreement or instrument to which the Vendor and/or any member of the Group is a party or by which it is bound; or

(c)	result in a breach of any order, judgment or decree of any court or governmental agency to which the Vendor and/or any member of the Group is a party or by which it is bound;

(iv)	the particulars relating to the Vendor and the Company as set out in the recitals are true and correct;

(v)	the Sale Shares are being sold hereunder free from all liens, charges, encumbrances and third-party rights of whatever nature and shall rank pari passu in all respects with all the other Shares in issue as at Sale Completion and in particular shall rank in full for all dividends and other distributions declared, made or paid thereafter;

(vi)	all necessary consents, authorisations and approvals from all appropriate regulatory or governmental bodies in Hong Kong, US or elsewhere which are required by the Company, the Vendor and the Purchaser as placing agent for the transfer of the Sale Shares pursuant to this Agreement have been obtained or will be obtained on or before the Sale Completion;

(vii)	all published information regarding the Company/Group (including its financial results) are true, accurate and not misleading;

(viii)	all public information and facts given to the Purchaser in relation to the Sale are true, accurate and not misleading and the Vendor has not withheld any other information or facts the omission of which will make the information or facts given to the Purchaser incorrect or misleading and the Vendor shall notify the Purchaser forthwith in writing should such omission or inaccuracy first come to the attention of the Vendor; and

(ix)	all the Sale Shares are duly registered and permitted for free transfer and/or resale in the US stock market without restriction pursuant to applicable US securities laws, and there is no selling restrictions on the transfer of the Sale Shares imposed by any rules or regulations of the NASDAQ stock exchange or the US securities regulatory bodies or by any applicable US securities laws and the Vendor shall remove the restrictive legend, if any, on the shares to be transferred or issued to the Purchaser.

(B)	Period

The representations and warranties set out in Clause 7 are given as at the date hereof and shall be deemed to be repeated by the Vendor on each day up to and including the date of Sale Completion as if given or made on such date, with reference in each case to the facts and circumstances then subsisting. The Vendor undertakes up to and until completion of this Agreement or its earlier termination to notify the Purchaser of any matter or event coming to its attention prior to Sale Completion which would or would reasonably be considered to render or have rendered any of the representations and warranties made by it set out in Clause 7 untrue, inaccurate or misleading in any material respect.

(C)	Indemnity

The Vendor undertakes with the Purchaser that it shall on demand hold the Purchaser fully and effectively indemnified against all losses, claims, damages, liabilities, costs or expenses of whatever nature (except those arising out of or as a result of any fraud, willful default or gross negligence on the part of Purchaser or any material breach by the Purchaser of its obligations under this Agreement) which it may suffer or incur or which may be brought against or incurred by it arising out of or as a result of the performance by it of its obligations under this Agreement and any breach by the Vendor of any of the warranties or any other obligations of the Vendor under this

Agreement.

(D)	Full Force and Effect

The representations and warranties contained in sub-clauses (A) and (B) and the indemnity contained in sub-clause (C) shall remain in full force and effect notwithstanding Completion and the purchase of the Sale Shares by the Purchaser, as the case may be.

7.	Force Majeure and Termination

(A)	If, at any time prior to 5:00 p.m. on the Sale Completion Date:

(i)	there shall develop, occur, exist or come into effect:

(a)	any change in, or any event or series of events resulting or likely to result in any change in Hong Kong, the PRC or the US national or international financial, currency, political, military, industrial, economic or market conditions (and for the purpose of construing the foregoing any normal market fluctuations shall not be construed as events or series of events affecting market conditions referred to above); or

(b)	any material and adverse change in the conditions of Hong Kong, the PRC, the US or international equity securities or other financial markets; or

(c)	the imposition of any moratorium, suspension or material restriction on trading in securities generally on the US stock exchanges due to exceptional financial circumstances or otherwise; or

(d)	any change or development occurs involving a prospective change in taxation or exchange control (or the implementation of any exchange control) in Hong Kong, Bermuda or the PRC or the US or elsewhere;

which, in the opinion of the Purchaser makes it inadvisable or inexpedient to proceed with the Placing; or

(ii)	it comes to the notice of the Purchaser any matter or event rendering any of the Vendor’s representations and warranties in any material respect to be untrue, inaccurate or misleading or as having been breached (“Breached

Warranty”) and if the Purchaser considers that the Breached Warranty to have a materially prejudicial effect on the Placing,

then the Purchaser may give written notice to the Vendor to terminate this Agreement with immediate effect.

(B)	Upon the termination of this Agreement pursuant to the provisions of sub-clause (A) above, each of the Parties shall cease to have any rights or obligations under this Agreement, save in respect of the provisions of this Clause and Clauses, 8, 11 and 13, and any antecedent breaches of this Agreement or any rights or obligations which may have accrued under this Agreement prior to such termination.

8.	Announcements

Prohibition

None of the Parties hereto shall, directly or indirectly, make any public announcement or communication in relation to the Placing without the prior approval of the other Parties and except where such announcement or communication is required by laws and regulations applicable to the Vendor and the Company.

9.	Time of Essence

Any date or period mentioned in any Clause may be extended by mutual agreement between the Vendor and the Purchaser, but, as regards any date or period originally fixed or any date or period so extended as aforesaid, time shall be of the essence.

10.	Assignment

None of the Parties may assign or transfer any of their rights or obligations under this Agreement, save that the Purchaser may assign the benefit of the undertaking and warranties given by the Vendor in Clauses 5 and 8(A) respectively to the Purchaser.

11.	Notices

(A)	Addresses

All notices delivered hereunder shall be in writing in the English language and shall be communicated to the following addresses and/or facsimile numbers:

If to the Vendor, to:

34th Floor West Tower, Shun Tak Centre 200 Connaught Road Central Hong Kong

Facsimile: (852) 28581544 Attention: Michael Siu

If to the Purchaser, to:

Room 1305, 13/F, Taitung Building 8 Fleming Rd., Wanchai Hong Kong

Facsimile: (852) 8123 4555 Attention: Mr. ZHONG Qing

(B)	Service

Any such notice shall be served either by hand or by facsimile. Any notice shall be deemed to have been served, if served by hand, when delivered, and if sent by facsimile on receipt of confirmation of transmission. Any notice received on a day which is not a Business Day shall be deemed to be received on the next Business Day.

12.	General

(A)	Entire agreement

This Agreement sets out the entire agreement and understanding between the Parties and supersedes and replaces any prior agreements or understandings entered into between the Parties with respect to the matters provided for herein, and none of the Parties has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other Parties which is not set out or referred to in this Agreement.

(B)	Amendment

This Agreement may be amended or supplemented, and any provision hereof may be waived, only in writing by all the Parties or, in the case of a waiver, by the Party waiving compliance.

(C)	Remedies and waivers

No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of such right, power or privilege, or any single or partial exercise thereof, preclude any further exercise thereof or the exercise of such or of any other right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have.

(D)	Severability

If any term or provision of this Agreement shall become or be declared illegal, invalid or unenforceable for any reason whatsoever such term or provision shall be severed from this Agreement and shall be deemed to be deleted from this Agreement provided always that if such deletion materially affects or alters the basis of this Agreement, the Parties shall negotiate in good faith to amend and modify the provisions and terms of this Agreement as may be necessary or desirable in the circumstances.

13.	Governing Law, Jurisdiction and Miscellaneous

(A)	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, for the time being in force and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts in Hong Kong.

(B)	Counterparts

This Agreement may be executed by the Parties in counterparts, each of which shall be binding on the Party or Parties who shall have executed it but which shall together constitute one agreement.

Signature page

     AS WITNESS the hands of the duly authorized representative of the Parties on the day and year first before written.

SIGNED by	)
ZHAO Chang Shan	)
for and on behalf of	)	/s/ Zhao Chang Shan
Beijing Holdings Limited	)
in the presence of: Michael Siu	)

SIGNED by	)
ZHONG Qing	)
for and on behalf of	)	/s/ Zhong Qing
Polywise Investment Management Limited	)
in the presence of: William Y S Kwok	)